Exhibit 99.1

RF Monolithics, Inc. Receives NASDAQ Deficiency Notice

DALLAS--(BUSINESS WIRE)--December 5, 2008--RF Monolithics, Inc. (NASDAQ:RFMI) (“RFM” or “the Company”), a leader in delivering quality RF hardware solutions and a leader in machine-to-machine (M2M) wireless communications, today announced that on December 1, 2008 it received a Deficiency Notice from The NASDAQ Stock Market, LLC notifying the Company that it is not in compliance with NASDAQ Marketplace Rule 4450(a)(3) because the Company's stockholders' equity, as reported in the Company's Annual Report on Form 10-K for the fiscal year-ended August 31, 2008, did not meet the minimum of $10 million required for continued listing on The NASDAQ Global Market. This notification has no immediate effect on the NASDAQ listing or trading of the Company's common stock.

The NASDAQ staff is reviewing the Company's eligibility for continued listing on The NASDAQ Global Market and has asked the Company to provide a specific plan to achieve and sustain compliance with all of the NASDAQ Global Market listing requirements, including a time frame for completion of the plan. The Company is in the process of preparing a response to NASDAQ's request.

In the event a company receives notice that its common stock is being delisted from The NASDAQ Global Market, the NASDAQ Marketplace Rules permit a company to appeal the delisting to a NASDAQ Listing Qualifications Panel. Alternatively, NASDAQ may permit the Company to transfer its common stock to The NASDAQ Capital Market (formerly known as the NASDAQ Small Cap Market) if it satisfies the requirements for inclusion on that market.

Previously, the Company received a deficiency letter from NASDAQ that it did not meet the minimum $1 closing bid price rule requirement. Subsequently, NASDAQ suspended the enforcement of the rules requiring a minimum closing bid. The suspension will remain in effect through January 16, 2009, and therefore the Company’s new qualifying date for compliance with the bid price requirement is July 6, 2009.

The Company is considering various options to regain and maintain compliance, including but not limited to submitting a specific plan to achieve and sustain compliance and appealing the delisting to the NASDAQ Listing Qualifications Panel. The Company also is considering applying to transfer its common stock qualification to The NASDAQ Capital Market.

About RFM

RFM, headquartered in Dallas, Texas, is a provider of solutions-driven, technology-enabled wireless connectivity for a broad range of wireless applications – from individual standard and custom components to modules for comprehensive industrial wireless sensor networks and machine-to-machine (M2M) technology. For more information on RFM, please visit the Company’s website at www.RFM.com.

Forward-Looking Statements:

This news release contains forward-looking statements, made pursuant to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Statements of the strategies, plans, objectives, expectations and intentions of RFM and/or its wholly-owned subsidiaries (collectively, the “Company” or “we”) involve risks and uncertainties. Statements containing terms such as “believe”, “expect”, “plan”, “anticipate”, “may” or similar terms are considered to contain uncertainty and are forward-looking statements. Such statements are based on information available to management as of the time of such statements and relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market and statements regarding our mission and vision, future financial and operating results, and benefits of our acquisitions. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, including risks related to the ability to integrate acquisitions and alliances as planned, successful transition to a fabless business model, business, the highly competitive market in which we operate, rapid changes in technologies that may displace products sold by us, declining prices of products, our reliance on distributors, delays in product development efforts, uncertainty in consumer acceptance of our products, and changes in our level of sales or profitability. as well as the other risks detailed from time to time in our SEC reports, including the report on Form 10-K for the year ended August 31, 2008. We do not assume any obligation to update any information contained in this release.

CONTACT:
PR Financial Marketing, LLC
Jim Blackman, 713-256-0369
jim@prfmonline.com
or
RFM
Carol Bivings, 972-448-3795
Director, Investor Relations
bivings@rfm.com